Exhibit 99.1
INVESTMENT PROFILE
A Quarterly Newsletter of Heartland Financial USA, Inc.
www.htlf.com ● 1398 Central Ave., P.O. Box 778, Dubuque, Iowa 52004-0778

Volume 11, Issue 4

Fourth Quarter 2003

INVESTMENT PROFILE

is published quarterly to keep current and potential Heartland stockholders informed of company activities and to provide an overview of the Company’s current financial performance.

Community Banking

Dubuque Bank & Trust

Galena State Bank

First Community Bank

Riverside
Community Bank

Wisconsin
Community Bank

New Mexico
Bank & Trust

Arizona Bank & Trust

Consumer Finance

Citizens Finance

Investment Banking

HTLF Capital Corp.

Vehicle Leasing and
Fleet Management

ULTEA

Contact

John K. Schmidt
(563) 589-1994
jschmidt@htlf.com

    Highlights
  Net income from continuing operations increased 7% for the year ended December 31, 2003.
  Consistent with our stated goal of doubling earnings and assets every five to seven years, 2003 represented the fifth year of our latest plan. We are pleased to have achieved our asset goal, and expect to accomplish our earnings goal very early in 2004. Total assets surpassed $2 billion at year-end 2003 and annual earnings neared $18 million.
  Total loans and leases grew by $173 million or 15% since year-end 2002, while deposits grew by $155 million or 12%.
  Prepayment activity on our mortgage-backed securities portfolio continued to impact our net interest margin in the fourth quarter. Also, the negative carrying costs associated with the completion of a private placement offering of $20 million of 8.25% cumulative capital securities impacted our net interest margin. Despite these factors, net interest margin was maintained near third quarter levels.
  Noninterest income in the fourth quarter decreased 6%, driven primarily by a reduction in gains on sales of loans. Partially offsetting this reduction was a significant increase in service fees, particularly as a result of growth in the mortgage loan servicing portfolio.
  Noninterest expense increased 7% during the fourth quarter, reflecting increased costs related to the opening of offices in the last 12 months in Santa Fe, New Mexico; Fitchburg, Wisconsin; and Mesa, Arizona, as well as the formation of HTLF Capital Corp.
  Recently opened Arizona Bank & Trust has been well received, as deposits exceeded $20 million and loans exceeded $17 million at the end of its first four full months of operation. Plans are underway for the opening of a second office in 2004
  A 3-for-2 stock split was completed on December 29, 2003, underscoring the confidence of the board and management team as they continue to pursue Heartland’s growth objectives.

Investor Information

Heartland’s Common stock is traded on the NASDAQ National Market System under the symbol "HTLF." Heartland is its own stock transfer agent. Any correspondence may be directed to Lois K. Pearce, Corporate Secretary. Primary market makers are:
  Howe Barnes Investment, Inc., 135 S. LaSalle Street, Chicago, IL 60603-4398, Phone 800-800-4693
  FTN Midwest Research Securities Corporation, 350 Madison Avenue, 19 th Floor, New York, NY 10017, Phone 866-268-6529
Heartland’s trust preferred securities are traded on the American Stock Exchange under the symbol "HFT.Pr."

Additional information about Heartland is available through our website at www.htlf.com .

Stock Value Per Share (1)

PE Ratio – Diluted (12/31/03):   16.034
52-Week Price Range (12/31/03):  $11.50-$21.53
Closing Price (12/31/03):        $18.60
Book Value(12/31/03):          $9.29
Price/Book Value (12/31/03):      200.22%
Current Dividend:            $0.27
Yield:                        1.45%
Shares outstanding (12/31/03):      15,163,503

(1) Restated to reflect two-for-three stock split effected in the form of a dividend on December 29, 2003.

This newsletter may contain forward-looking statements. Actual events and results may differ significantly from those described in such forward-looking statements, due to changes in the economy, interest rates or other factors. For additional information about these factors, please review our filings with the Securities and Exchange Commission. Heartland undertakes no obligation to update any statement in this newsletter in light of new information or future events.

Financial Highlights (Dollars in thousands, except per share data)
	For the Years Ended December 31,
	2003	2002	2001	2000	1999

Income Statement Data
Net interest income (tax-equivalent)(1)	$63,373	$59,253	$50,080	$44,974	$34,109
Provision for loan losses	4,183	3,553	4,258	2,976	2,550
Noninterest income	36,541	30,645	28,620	25,721	24,426
Noninterest expense	67,692	60,659	56,692	52,812	43,574
Income tax expense	8,137	7,523	5,530	4,211	3,239
Income from continuing operations	17,719	16,590	11,129	9,579	8,352
Income (loss) on discontinued operations	0	2,277	285	7	(127)
Net income	17,719	18,867	11,414	9,586	8,225

Ratios
Return on average equity	13.46%	16.44%	11.32%	10.69%	9.61%
Return on average assets	0.95	1.13	0.72	0.70	0.78
Net interest margin (tax-equivalent) (1)	3.79	4.04	3.67	3.74	3.64
Allowance as a percent of total loans	1.37	1.37	1.33	1.30	1.30
Earnings per share - diluted (2)	$1.16	$1.28	$0.79	$0.65	$0.56
Earnings per share from continuing operations - diluted (2) (3)	1.16	1.12	0.77	0.65	0.57
Adjusted earnings per share - diluted (2) (4)	1.16	1.28	0.85	0.73	0.59
Adjusted earnings per share from continuing operations - diluted (2) (5)	1.16	1.12	0.84	0.73	0.61
Dividends per share	0.27	0.27	0.25	0.24	0.23
Book value per share	9.29	8.40	7.37	6.67	6.02

Balance Sheet Data
Total assets	$2,018,366	$1,785,979	$1,644,064	$1,466,387	$1,184,147
Total loans and leases, net of unearned	1,348,227	1,175,236	1,105,205	1,042,096	835,146
Total deposits	1,492,488	1,337,985	1,205,159	1,101,313	869,659
Stockholders' equity	140,923	124,041	107,090	96,146	86,573

(1) Tax equivalent basis is calculated using an effective tax rate of 34%.
(2) Restated to reflect two-for-three stock split effected in the form of a dividend on December 29, 2003.
(3) Excludes discontinued operations of our Eau Claire branch.
(4) Excludes goodwill amortization discontinued with the adoption of FAS Nos. 142 and 147.
(5) Excludes goodwill amortization discontinued with the adoption of FAS Nos. 142 and 147 and the discontinued operations of our Eau Claire branch.

Total Assets (In thousands)               Total Loans (In thousands)               Total Deposits (In thousands)

[GRAPHS DEPICTING VALUES IN THE TABLE ABOVE]

Earings Per Share from Continuing Operations-Diluted   Net Interest Margin (Tax equivalent)   Allowance as Percent of Total Loans

[GRAPHS DEPICTING VALUES IN THE TABLE ABOVE]